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                                                               EXHIBIT 99


November 10, 1995


NEWS RELEASE
For Immediate Release



CONTACT:
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Horizon/CMS Healthcare Corporation     Pacific Rehabilitation &
Michael H. Seeliger                    Sports Medicine, Inc.
Vice President of Investor and         William A. Norris
Corporation Relations                  Executive Vice President-Finance
(505) 881-4961                         & Administration
                                       (360) 260-8130



                 HORIZON/CMS HEALTHCARE CORPORATION TO ACQUIRE
                PACIFIC REHABILITATION & SPORTS MEDICINE, INC.
                                IN STOCK MERGER

     ALBUQUERQUE, NEW MEXICO AND VANCOUVER, WASHINGTON -- Horizon/CMS Healthcare Corporation ("Horizon/CMS") (NYSE-HHC) and Pacific Rehabilitation & Sports Medicine, Inc. ("Pacific Rehab") (NASDAQ:PRHB) jointly announced today that Horizon/CMS has agreed to acquire Pacific Rehab pursuant to a merger agreement unanimously approved by each company's Board of Directors.

     Under the terms of the agreement, Pacific Rehab stockholders will receive .3483 shares of Horizon/CMS common stock for each share of Pacific Rehab common stock. Horizon/CMS will issue approximately 2.787 million shares of common stock or 5.5% of outstanding shares. This transaction is intended to be tax free to Pacific Rehab stockholders and to be accounted for as a pooling of interests. The aggregate price of the transaction is approximately $62 million.

     Commenting on the acquisition, Horizon/CMS Healthcare Corporation's Chairman and



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Horizon/CMS has the option to purchase up to 15% of the outstanding common stock of Pacific Rehab at $7.73 per share under certain specified circumstances. Finally, Pacific Rehab's principal insider shareholders have entered into an agreement with Horizon/CMS pursuant to which these individuals have agreed to vote the Pacific Rehab shares owned or controlled by them in favor of the merger. Their shares constitute approximately 11% of the outstanding shares of Pacific Rehab.

     Pacific Rehab provides outpatient physical therapy services at 72 outpatient rehabilitation clinics in ten states. Pacific Rehab's annualized revenues based on the quarter ended September 30, 1995, were approximately $40 million.

     Smith Barney Inc. has acted as financial advisor to Pacific Rehab in connection with the proposed transaction.

     Horizon/CMS is one of the nation's largest diversified health care providers of acute rehabilitation services, subacute and long-term nursing care and contract therapy services. Additionally, the Company provides an extensive array of specialty health care services including pharmacy, rehabilitation therapies, clinical laboratory and physician placement and practice management services as well as medical and sleep diagnostic services, home respiratory care and Alzheimer's care. Horizon/CMS operates thirty-seven acute rehabilitation hospitals and 134 long-term care centers totaling 17,897 beds. Horizon/CMS also provides subacute care through 55 specialty hospitals and specialty subacute units; and outpatient rehabilitation services at more than 140 locations. In addition, the Company provides contract therapy services in 34 states and institutional pharmacy services in 17 states.


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